EXHIBIT 2.2


                            STOCK OPTION AGREEMENT


            STOCK OPTION AGREEMENT, dated as of November 22, 1998 (the "Agreement"), between AMP INCORPORATED, a Pennsylvania corporation ("Company"), and Beta Zeno Corp., a Pennsylvania corporation ("Grantee").

                                   RECITALS

            A. Company, Grantee and Alpha Zeno Corp., a Pennsylvania corporation and a wholly-owned subsidiary of Grantee ("Merger Sub"), have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"; defined terms used but not defined herein have the meanings set forth in the Merger Agreement), providing for, among other things, the merger of Merger Sub with and into Company pursuant to the terms of the Merger Agreement; and

            B. As a condition and inducement to the willingness of Grantee and Merger Sub to enter into the Merger Agreement, Grantee has requested that Company agree, and Company has agreed, to grant Grantee the Option (as defined below).

            NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, Company and Grantee agree as follows:

            1. Grant of Option. Subject to the terms and conditions set forth herein, Company hereby grants to Grantee an irrevocable option (the "Option") to purchase up to 43,500,000 shares (the "Option Shares") of common stock, without par value, of Company, including the associated rights ("Company Common Stock"), or such lesser number of shares of Company Common Stock constituting 19.9% of the issued and outstanding shares of Company Common Stock on the date the Option is first exercised, at an exercise price of $51.00 (as adjusted as set forth herein) per Option Share (the "Exercise Price").

            2. Exercise of Option. (a) Grantee may exercise the Option, with respect to any or all of the Option Shares at any one time or from time to time, subject to the provisions of Section 2(c), upon the occurrence of an Exercise Event (as defined below). Subject to the last sentence of this Section 2(a), the Option will terminate and be of no further force and effect upon the earliest to occur of (i) the Effective Time, (ii) termination of the Merger Agreement pursuant to Section 7.01(c), 7.01(d)(ii) or 7.01(i) of the Merger Agreement or termination of the Merger Agreement by the Company pursuant to Section 7.01(f), 7.01(g) or 7.01(h) of the Merger Agreement and (iii) the earlier of (x) twelve months after the date on which an Exercise Event occurs and (y) the third business day following the first anniversary of termination of the Merger Agreement, but in no event, in the case of clause (iii)(x) or (y), sooner than eighteen months and four business days after the date hereof. Any purchase of Option Shares upon exercise of the Option will be subject to compliance with the HSR Act and the obtaining or making of any consents, approvals, orders,



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notifications or authorizations, the failure of which to have obtained or made would have the effect of making the issuance of Option Shares illegal (the "Regulatory Approvals") and no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect. "Exercise Event" means any event as a result of which Tyco International Ltd. ("Tyco") is entitled to receive the Fee (as defined in the Merger Agreement) pursuant to Section
7.03 of the Merger Agreement. Notwithstanding the termination of the Option, Grantee will be entitled to purchase the Option Shares if it has exercised the Option in accordance with the terms hereof prior to the termination of the Option, and the termination of the Option will not affect any rights hereunder which by their terms do not terminate or expire prior to or as of such termination.

                  (b) In the event that Grantee wishes to exercise the Option, it will send to Company a written notice (an "Exercise Notice"; the date of which being herein referred to as the "Notice Date") to that effect which Exercise Notice will also specify the number of Option Shares, if any, Grantee wishes to purchase pursuant to this Section 2(b), the number of Option Shares, if any, with respect to which Grantee wishes to exercise its Cash-Out Right (as defined herein) pursuant to Section 8, the denominations of the certificate or certificates evidencing the Option Shares which Grantee wishes to purchase pursuant to this Section 2(b) and a date not earlier than 10 business days nor later than 20 business days from the Notice Date for the closing (an "Option Closing") of such purchase (an "Option Closing Date"). Any Option Closing will be at an agreed location and time in New York, New York on the applicable Option Closing Date or at such later date as may be necessary so as to comply with Section 2(a).

                  (c) Notwithstanding anything to the contrary contained herein, any exercise of the Option and purchase of Option Shares shall be subject to compliance with applicable laws and regulations, which may prohibit the purchase of all the Option Shares specified in the Exercise Notice without first obtaining or making certain Regulatory Approvals. In such event, if the Option is otherwise exercisable and Grantee wishes to exercise the Option, the Option may be exercised in accordance with Section 2(b), and Grantee shall acquire the maximum number of Option Shares specified in the Exercise Notice that Grantee is then permitted to acquire under the applicable laws and regulations, and if Grantee thereafter obtains the Regulatory Approvals to acquire the remaining balance of the Option Shares specified in the Exercise Notice, then Grantee shall be entitled to acquire such remaining balance. Company agrees to use its reasonable best efforts to assist Grantee in seeking the Regulatory Approvals.

            In the event (i) Grantee receives official notice that a Regulatory Approval required for the purchase of any Option Shares will not be issued or granted or (ii) such Regulatory Approval has not been issued or granted within six months of the date of the Exercise Notice, Grantee shall have the right to exercise its Cash-Out Right pursuant to Section 8 with respect to the Option Shares for which such Regulatory Approval will not be issued or granted or has not been issued or granted.

            3. Payment and Delivery of Certificates. (a) At any Option Closing, Grantee will pay to Company an amount equal to the Exercise Price multiplied by the number of Option Shares to be purchased at such Option



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Closing, at Grantee's sole election (but subject to applicable restrictions under the HSR Act and compliance with other applicable laws), (i) in immediately available funds by wire transfer to a bank account designated in writing by Company or (ii) in shares of common stock, par value $0.20 per share, of Tyco ("Tyco Common Shares"), valued at the average of the reported closing prices for Tyco Common Shares on the New York Stock Exchange for the five trading days ending on the trading day before exercise. If Grantee notifies Company of its desire to use Tyco Common Shares as provided above, Company shall make promptly all filings, required by applicable law.

                  (b) At any Option Closing, simultaneously with the delivery of immediately available funds or Tyco Common Shares as provided in Section 3(a), Company will deliver to Grantee a certificate or certificates (or other appropriate evidence under the direct registration system) representing the Option Shares to be purchased at such Option Closing, which Option Shares will be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. If at the time of issuance of Option Shares pursuant to an exercise of the Option hereunder, Company shall have issued any rights or similar securities under the Rights Agreement or any similar plan or arrangement ("Shareholder Rights"), then each Option Share issued pursuant to such exercise will also represent such rights or similar securities with terms substantially the same as and at least as favorable to Grantee as are provided under the Rights Agreement or any similar plan or arrangement then in effect.

                  (c) Certificates (or other appropriate evidence under the direct registration system) for the Option Shares delivered at an Option Closing will have typed or printed thereon a restrictive legend which will read substantially as follows:

      "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1993, AND MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IF SO REGISTERED OR IF ANY EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT, DATED AS OF NOVEMBER 22, 1998, A COPY OF WHICH MAY BE OBTAINED FROM THE SECRETARY OF AMP INCORPORATED AT ITS PRINCIPAL EXECUTIVE OFFICES."

It is understood and agreed that (i) the reference to restrictions arising under the Securities Act of 1933, as amended (the "Securities Act"), in the above legend will be removed by delivery of substitute certificate(s) (or other appropriate evidence under the direct registration system) without such reference if such Option Shares have been sold in compliance with the registration and prospectus delivery requirements of the Securities Act, such Option Shares have been sold in reliance on and in accordance with Rule 144 under the Securities Act, or Grantee has delivered to Company a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Company and its counsel, to the effect that such legend is not required for purposes of the Securities Act and (ii) the reference to restrictions pursuant to this Agreement in the above legend will be removed by delivery of substitute certificate(s)


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(or other appropriate evidence under the direct registration system)
without such reference if the Option Shares evidenced by certificate(s) containing such reference have been sold or transferred in compliance with the provisions of this Agreement under circumstances that do not require the retention of such reference.

            4. Incorporation of Representations and Warranties of Company. The representations and warranties of Company contained in Article II of the Merger Agreement are hereby incorporated by reference herein with the same force and effect as though made pursuant to this Agreement.

            5. Additional Representations and Warranties of Company. Company hereby represents and warrants to Grantee as follows:

                  (a) Corporate Authorization. Company has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Company, and no other corporate proceedings on the part of Company are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Company, and assuming this Agreement constitutes a valid and binding agreement of Grantee, this Agreement constitutes a valid and binding agreement of Company, enforceable against Company in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies).

                  (b) Authorized Stock. Company has taken all necessary corporate and other action to authorize and reserve and, subject to the expiration or termination of any required waiting period under the HSR Act, to permit it to issue, and, at all times from the date hereof until the obligation to deliver Option Shares upon the exercise of the Option terminates, shall have reserved for issuance, upon exercise of the Option, shares of Company Common Stock necessary for Grantee to exercise the Option, and Company will take all necessary corporate action to authorize and reserve for issuance all additional shares of Company Common Stock or other securities which may be issued pursuant to Section 7 upon exercise of the Option. The shares of Company Common Stock to be issued upon due exercise of the Option, including all additional shares of Company Common Stock or other securities which may be issuable upon exercise of the Option or any other securities which may be issued pursuant to Section 7, upon issuance pursuant hereto, will be duly and validly issued, fully paid and nonassessable, and will be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, including without limitation any preemptive rights of any stockholder of Company.

            6. Representations and Warranties of Grantee. Grantee hereby represents and warrants to Company that:

                  (a) Corporate Authorization. Grantee has the corporate power and authority to enter into this Agreement and to carry out its

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obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by authority of the Board of Directors of Grantee, and no other corporate proceedings on the part of Grantee are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Grantee, and assuming this Agreement constitutes a valid and binding agreement of Company, this Agreement constitutes a valid and binding agreement of Grantee, enforceable against Grantee in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies).

                  (b) Purchase Not For Distribution. Any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be, and the Option is not being, acquired by Grantee with a view to the public distribution thereof. Neither the Option nor any of the Option Shares will be offered, sold, pledged or otherwise transferred except in compliance with, or pursuant to an exemption from, the registration requirements of the Securities Act.

            7. Adjustment upon Changes in Capitalization, Etc. (a) In the event, on one or more occasions, of any changes in Company Common Stock by reason of a stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), distribution, exercise or exchange of Rights, reorganization, recapitalization, splitup, division, combination, share exchange or like event, the class and number of securities subject to the Option, will be adjusted appropriately, and proper provision will be made in the agreements governing such transaction, so that Grantee will receive upon exercise of the Option the number and class of shares or other securities or property, cash or other form of consideration that Grantee would have received with respect to Company Common Stock if the Option had been exercised immediately prior to such event or the record date therefor, as applicable. The Exercise Price will also be appropriately adjusted in any such case.

                  (b) Without limiting the provisions of clause (a) above or the parties' relative rights and obligations under the Merger Agreement, in the event that the Company enters into an agreement (i) to consolidate with or merge with or into any person, other than Grantee or any other subsidiary of Tyco, and Company will not be the continuing or surviving corporation in such consolidation or merger, (ii) to permit any person, other than Grantee or any other subsidiary of Tyco, to merge with or into Company and Company will be the continuing or surviving corporation, but in connection with such merger, the shares of Company Common Stock outstanding immediately prior to the consummation of such merger will be changed into or exchanged for stock or other securities of Company or any other person or cash or any other property, or the shares of Company Common Stock outstanding immediately prior to the consummation of such merger will, after such merger represent less than 51% of the outstanding voting securities of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or any other subsidiary of Tyco, then, and in each such case, the agreement governing such transaction will make proper provision so that the Option will, upon the consummation of any such transaction and upon the terms and condition set forth herein, be converted into, or exchanged for,


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an option with identical terms appropriately adjusted to acquire the number and class of shares or other securities or property that Grantee would have received in respect of Company Common Stock if the Option had been exercised immediately prior to such consolidation, merger, sale, or transfer, or the record date therefor, as applicable and make any other necessary adjustments. If the holders of the Company Common Stock may elect from choices the kind or amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer, then for the purpose of this Section 7(b) the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer shall be the available choice with the greatest aggregate value. For purposes of this Option, the term "merger" shall be deemed to include a share exchange pursuant to Section 1931 of the Pennsylvania Business Corporation Law of 1988 ("PBCL") or division pursuant to Section 1951 et seq. of the PBCL.

            8. Cash-Out Right. If, at any time during the period when the Option is exercisable in accordance with Section 2, Grantee sends to Company an Exercise Notice indicating Grantee's election to exercise its right (the "Cash-Out Right") pursuant to this Section 8, then Company shall pay to Grantee in exchange for the cancellation of the Option with respect to such number of Option Shares as Grantee specifies in the Exercise Notice, an amount in cash equal to such number of Option Shares multiplied by the difference between (i) the average closing price for the ten NYSE trading days commencing on the NYSE trading day immediately preceding the Notice Date, per share of Company Common Stock as reported on the NYSE Composite Transactions Tape (or, if not listed on the NYSE, as reported on any other national securities exchange or national securities quotation system on which Company Common Stock is listed or quoted, as reported in The Wall Street Journal (Northeast edition), or, if not reported thereby, any other authoritative source) or, if Company is at the time of such exercise no longer a Registered Corporation (as defined in Section 2502 of the PBCL), the price per share paid to the shareholders of the Company in the transaction which caused the Company Common Stock to cease being required to be registered under the Securities Exchange Act of 1934 (the "Closing Price") and (ii) the Exercise Price. Notwithstanding the termination of the Option, Grantee will be entitled to exercise its rights under this Section 8 if it has exercised such rights in accordance with the terms hereof prior to the termination of the Option.

            9. Profit Limitations. (a) Notwithstanding any other provision of this Agreement, in no event shall the Total Option Profit (as hereinafter defined) exceed in the aggregate $301 million minus any Fee actually received by Tyco pursuant to the terms of the Merger Agreement (such amount, the "Profit Limit") and, if any payment to be made to Grantee otherwise would cause such aggregate amount to be exceeded, the Grantee, at its sole election, shall either (i) reduce the number of shares of Company Common Stock subject to this Option, (ii) deliver to the Company for cancellation Option Shares previously purchased by Grantee, (iii) pay cash to Company, (iv) deliver the undertaking described in Section 9(f) or (v) any combination thereof, so that the Total Option Profit shall not exceed the Profit Limit after taking into account the foregoing actions.

            (b) Notwithstanding any other provision of this Agreement, this Option may not be exercised for a number of shares of Company Common Stock as would, as of the date of exercise, result in a Notional Total Option Profit (as hereinafter defined) which would exceed in the aggregate


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the Profit Limit and, if it otherwise would exceed such amount, the
Grantee, at its sole election, shall on or prior to the date of exercise either (i) reduce the number of shares of Company Common Stock subject to such exercise, (ii) deliver to Company for cancellation Option Shares previously purchased by Grantee, (iii) pay cash to Company, (iv) deliver the undertaking described in Section 9(f) or (v) any combination thereof, so that the Notional Total Option Profit shall not exceed the Profit Limit after taking into account the foregoing actions, provided that this paragraph (b) shall not be construed as to restrict any exercise of the Option that is not prohibited hereby on any subsequent date.

            (c) As used herein and subject to Section 9(f), the term "Total Option Profit" shall mean the aggregate amount (before taxes) of the following: (i) any amount received by Grantee pursuant to the Cash-Out Right and (ii) (x) the net consideration, if any, received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, valuing any non-cash consideration at its fair market value (as defined below), less (y) the Exercise Price and any cash paid by Grantee to Company pursuant to Section 9(a)(iii) or Section 9(b)(iii), as the case may be.

            (d) As used herein and subject to Section 9(f), the term "Notional Total Option Profit" with respect to any number of shares of Company Common Stock as to which Grantee may propose to exercise the Option shall be the aggregate of (i) the Total Option Profit determined under paragraph (c) above with respect to prior exercises and (ii) Total Option Profit with respect to such number of shares of Company Common Stock as to which Grantee proposes to exercise and all other Option Shares held by Grantee and its affiliates as of such date, assuming that all such shares were sold for cash at the closing market price for Company Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions or underwriting discounts).

            (e) As used herein, the "fair market value" of any non-cash consideration consisting of:

                  (i) securities listed on the national securities exchange
            or traded on the NASDAQ shall be equal to the average closing price per share of such security as reported on such exchange or NASDAQ for the five trading days after the date of determination; and

                  (ii) consideration which is other than cash or securities
            of the form specified in clause (i) above shall be determined by a nationally recognized independent investment banking firm mutually agreed upon by the parties within five business days of the event requiring selection of such banking firm, provided that if the parties are unable to agree within two business days after the date of such event as to the investment banking firm, then the parties shall each select one firm, and those firms shall select a third nationally recognized independent investment banking firm, which third firm shall make such determination.



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            (f) Total Option Profit and Notional Total Option Profit shall be reduced by any amount that is subject to recapture by the Company pursuant to Subchapter H of the PBCL if Grantee pays such amount or such obligation has matured and Grantee acknowledges its liability. In addition, if in connection with an exercise, Grantee elects, at its sole discretion, to undertake to return to the Company any profit realized by Grantee with respect to any Option Shares covered by such exercise, if any, when realized (whether or not subject to Subchapter H at the time of realization), then in all calculations of Total Option Profit and Notional Total Option Profit the Total Option Profit and Notional Total Option Profit related to such Option Shares shall be zero. Any undertaking delivered pursuant to the preceding sentence shall also include an undertaking by Grantee to dispose of the related Option Shares within nine months after the earliest of (i) the date of exercise or (ii) the later of
(x) the first anniversary of the termination of the Merger Agreement and
(y) the first anniversary of the date on which the Exercise Event occurred, or, if not legally permitted to do so within such period, at such time as it is so legally permitted, and to treat as part of the profits realized any dividends or other distributions received with respect to such Option Shares.

            10.   Grantee Registration Rights.

                  (a) Grantee may by written notice (a "Grantee Registration Notice") to Company request Company to register under the Securities Act all or any part of the Option Shares or other securities acquired by Grantee pursuant to this Agreement (collectively, the "Company Registrable Securities") in order to permit the sale or other disposition of such securities pursuant to a bona fide, firm commitment underwritten public offering in which Grantee, and the underwriters shall effect as wide a distribution of such Company Registrable Securities as is reasonably practicable and shall use reasonable efforts to prevent any person or group from purchasing through such offering shares representing more than 3% of the shares of Company Common Stock then outstanding on a fully-diluted basis.

                  (b) Company shall use reasonable best efforts to effect, as promptly as practicable, but in no event later than 90 days following receipt of the applicable Grantee Registration Notice, the registration under the Securities Act of the Company Registrable Securities requested to be registered in the Grantee Registration Notice; provided, however, that
(i) Grantee shall not be entitled to more than an aggregate of two effective registration statements hereunder and (ii) Company will not be required to file any such registration statement during any period of time (not to exceed 40 days after receipt of a Grantee Registration Notice in the case of clause (A) below, 90 days after receipt of a Grantee Registration Notice in the case of clause (B) below and 60 days after receipt of a Grantee Registration Notice in case of clause (C) below) when
(A) Company is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, based upon the advice of outside securities counsel to Company, believes such information would have to be disclosed if a registration statement were filed at that time; (B) Company would be required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) Company determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other material transaction involving Company or any of its subsidiaries. If the consummation of the sale of any Company Registrable Securities pursuant to a registration hereunder does not


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occur within 90 days after the filing with the SEC of the initial registration statement therefor, the provisions of this Section shall again be applicable to any proposed registration, it being understood that Grantee shall not be entitled to more than an aggregate of two effective registration statements hereunder. Company will use reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor, and to keep such registration statement effective for such period not in excess of 90 calendar days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. Company shall use reasonable best efforts to cause any Company Registrable Securities registered pursuant to this Section to be qualified for sale under the securities or blue sky laws of such jurisdictions as Grantee may reasonably request and shall continue such registration or qualification in effect in such jurisdictions; provided, however, that Company shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction.

                  (c) If Company effects a registration under the Securities Act of Company Common Stock for its own account or for any other shareholders of Company (other than on Form S-4 or Form S-8, or any successor form), it will allow Grantee the right to participate in such registration, and such participation will not affect the obligation of Company to effect demand registration statements for Grantee under this Section, except that, if the managing underwriters of such offering advise Company in writing that in their opinion the number of shares of Company Common Stock requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the offering, Company will include only the shares requested to be included therein by Grantee which may be included therein without adversely affecting the offering.

                  (d) The registration rights set forth in this Section are subject to the condition that Grantee shall provide Company with such information with respect to Company Registrable Securities, the plan for distribution thereof, and such other information with respect to Grantee as, in the reasonable judgment of counsel for Company, is necessary to enable Company to include in a registration statement all material facts required to be disclosed with respect to a registration hereunder.

                  (e) A registration effected under this Section shall be effected at Company's expense, except for underwriting discounts and commissions and the fees and expenses of Grantee's counsel, and Company shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings and as such underwriters may reasonably require. In connection with any registration, Grantee and Company agree to enter into an underwriting agreement reasonably acceptable to each such party, in form and substance customary for transactions of this type.

            10A. Company Registration Rights. (a) In the event Grantee shall elect to pay the Exercise Price in Tyco Common Shares as permitted pursuant to Section 3(a), Company may by written notice (a "Company Registration Notice") to Grantee request Grantee to take all action necessary so that Tyco will register under the Securities Act all or any part of the Tyco Common Shares so received by Company (collectively, the



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"Tyco Registrable Securities") in order to permit the sale or other disposition of such securities pursuant to a bona fide, firm commitment underwritten public offering in which Company and the underwriters shall effect as wide a distribution of such Tyco Registrable Securities as is reasonably practicably and shall use reasonable efforts to prevent any person or group from purchasing through such offering shares representing more than 3% of the Tyco Common Shares then outstanding on a fully-diluted basis.

                  (b) Grantee shall take all action necessary so that Tyco will use reasonable best efforts to effect, as promptly as practicable (but in no event later than 90 days following receipt of the applicable Company Registration Notice), the registration under the Securities Act of the Tyco Registrable Securities requested to be registered in the Company Registration Notice; provided, however, that (i) Company shall not be entitled to more than an aggregate of two effective registration statements hereunder and (ii) Grantee will not be required to take all action necessary so that Tyco will file any such registration statement during any period of time (not to exceed 40 days after receipt of a Company Registration Notice in the case of clause (A) below, 90 days after receipt of a Company Registration Notice in the case of clause (B) below and 60 days after receipt of a Company Registration Notice in case of clause (C) below) when (A) Tyco is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, based upon the advice of outside securities counsel to Tyco, believes such information would have to be disclosed if a registration statement were filed at the time; (B) Tyco would be required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) Tyco determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other material transaction involving Tyco or any of its subsidiaries. If the consummation of the sale of any Tyco Registrable Securities pursuant to a registration hereunder does not occur within 90 days after the filing with the SEC of the initial registration statement therefor, the provisions of this Section shall again be applicable to any proposed registration, it being understood that Company shall not be entitled to more than an aggregate of two effective registration statements hereunder. Grantee will take all action necessary so that Tyco will use reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor, and to keep such registration statement effective for such period not in excess of 90 calendar days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. Grantee shall take all action necessary so that Tyco will use reasonable best efforts to cause any Tyco Registrable Securities registered pursuant to this Section to be qualified for sale under the securities or blue sky laws of such jurisdictions as Company may reasonably request and shall continue such registration or qualification in effect in such jurisdiction; provided, however, that neither Tyco nor Grantee shall be required to qualify to do business in, or consent to general services of process in, any jurisdiction.

                  (c) If Tyco effects a registration under the Securities Act of Tyco Common Shares for its own account or for any other stockholders of Tyco (other than on Form S-4 or Form S-8, or any successor form), Grantee shall take all action necessary so that Tyco will allow Company the right to participate in such registration, and such participation will not affect the obligation of Grantee to take all action necessary so that Tyco will effect demand registration statements for Company under this Section, except that if the managing underwriters of such offering advise Grantee in writing that in their opinion the number of shares of Tyco Common Shares requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the offering, Grantee will take all action necessary so that Tyco will include only the shares requested to be included therein by Company which may be included therein without adversely affecting the offering.

                  (d) The registration rights set forth in this Section are subject to the condition that Company shall provide Tyco with such information with respect to the Tyco Registrable Securities, the plan for distribution thereof, and such other information with respect to Company as, in the reasonable judgment of counsel for Tyco, is necessary to enable Tyco to include in a registration statement all material facts required to be disclosed with respect to a registration hereunder.

                  (e) A registration effected under this Section shall be effected at Grantee's expense, except for underwriting discounts and commissions and the fees and expenses of Company's counsel, and Grantee shall provide to the underwriter such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings and as such underwriters may reasonably require. In connection with any registration, Company agrees to, and Grantee agrees to take all action necessary so that Tyco will, enter into an underwriting agreement reasonably acceptable to each such party, in form and substance customary for transactions of this type.

            11. Transfers. The Option Shares may not be sold, assigned, transferred, or otherwise disposed of except (i) to Tyco or any direct or indirect subsidiary of Tyco, (ii) in an underwritten public offering as provided in Section 10 or (iii) to any purchaser or transferee who would not, to the knowledge of the Grantee after reasonable inquiry, immediately following such sale, assignment, transfer or disposal beneficially own more than 9.9% of the then-outstanding voting power of the Company, except that Grantee shall be permitted to sell any Option Shares if such sale is made pursuant to a tender or exchange offer that has been approved or recommended by a majority of the members of the Board of Directors of Company (which majority shall include a majority of directors who were directors as of the date hereof or any other director approved by such directors).

            12. Listing. (a) If Company Common Stock or any other securities to be acquired upon exercise of the Option are then listed on the NYSE (or any other national securities exchange or national securities quotation system), Company, upon the request of Grantee, will promptly file an application to list the shares of Company Common Stock or other securities to be acquired upon exercise of the Option on the NYSE (and any such other national securities exchange or national securities quotation system) and will use reasonable efforts to obtain approval of such listing as promptly as practicable.

                  (b) If Tyco Common Shares received by Company pursuant to
Section 3(a) are then listed on the NYSE (or any other national securities exchange or national securities quotation system), Grantee, upon the request of Company, will promptly take all action necessary so that Tyco will file an application to list the Tyco Common Shares on the

NYSE (and any such other national securities exchange or national securities quotation system) and will take all action necessary so that Tyco will use reasonable efforts to obtain approval of such listing as promptly as practicable.

            13. Miscellaneous. (a) Expenses. Except as otherwise provided in the Merger Agreement, each of the parties hereto will pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

                  (b) Amendment. This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties.

                  (c) Extension; Waiver. Any agreement on the part of a party to waive any provision of this Agreement, or to extend the time for performance, will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

                  (d) Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Merger Agreement (including the documents and instruments attached thereto as exhibits or schedules or delivered in connection therewith) and the Confidentiality Agreements (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, and (ii) except as provided in Section 8.10 of the Merger Agreement, are not intended to confer upon any person other than the parties any rights or remedies.

                  (e) Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

                  (f) Notices. All notices, requests, claims, demands, and other communications under this Agreement must be in writing and will be deemed given if delivered personally, telecopied (which is confirmed), or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

      (i)   If to Company to:

                  AMP Incorporated
                  P.O. Box 3608
                  470 Friendship
                  Harrisburg, Pennsylvania  17105
                  Attention:   David F. Henschel, Esq.
                  Telecopy:   (717) 592-4022
                  Confirm:  (717) 592-4205

            with a copy to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  919 Third Avenue
                  New York, New York  10022
                  Attention:  David J. Friedman, Esq.
                  Telecopy:  (212) 735-2000

      (ii) If to Grantee to:

                  Beta Zeno Corp.
                  One Tyco Park
                  Exeter, New Hampshire  03833
                  Attention:  President and Chief Executive Officer
                  Telecopy:  (603) 778-7700

            with a copy to:

                  Tyco International (US) Inc.
                  One Tyco Park
                  Exeter, New hampshire 03833
                  Attention:  Mark A. Belnick, Esq.
                  Telecopy:  (603) 778-7700

                  and

                  Kramer Levin Naftalis & Frankel LLP
                  919 Third Avenue
                  New York, New York  10022
                  Attention:  Joshua M. Berman, Esq.
                  Telecopy:  (212) 715-8000
                  Confirm:  (212) 715-9100


                  (g) Assignment. Neither this Agreement, the Option nor any of the rights, interests, or obligations under this Agreement may be assigned, transferred or delegated, in whole or in part, by operation of law or otherwise, by Company or Grantee without the prior written consent of the other, except that Grantee may assign its rights and interest under this Agreement to Tyco or any direct or indirect subsidiary of Tyco. Any assignment, transfer or delegation in violation of the preceding sentence will be void. Subject to the first and second sentences of this Section 13(g), this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

                  (h) Further Assurances. In the event of any exercise of the Option by Grantee, Company and Grantee will execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

                  (i) Enforcement; Consent to Jurisdiction The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any United States federal or state court located in the City of New York, Borough of Manhattan in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a United States federal or state court located in the City of New York, Borough of Manhattan.

            IN WITNESS WHEREOF, Company and Grantee have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first written above.


                                                AMP INCORPORATED


                                                By: /s/ Robert Ripp
                                                   -------------------------
                                                   Name:  Robert Ripp
                                                   Title: Chairman and Chief
                                                          Executive Officer


                                                BETA ZENO CORP.


                                                By: /s/ Mark A. Belnick
                                                   -----------------------
                                                   Name:  Mark A. Belnick
                                                   Title: Vice President

                                  GUARANTEE

      Tyco International Ltd. ("Tyco") guarantees each and every representation, warranty, covenant, agreement or other obligation of Grantee, and/or any of its respective permitted assigns, and the full and timely performance of their respective obligations under the provisions of the foregoing Agreement. This is a guarantee of payment and performance, and not of collection, and Tyco acknowledges and agrees that this guarantee is unconditional, and no release or extinguishment of Grantee's obligations or liabilities (other than in accordance with the terms of the Agreement), whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this guarantee.

            The provisions of Section 13 of the Agreement are incorporated herein, mutatis mutandis, except that notices and other communications hereunder to Tyco shall be delivered to Tyco International Ltd., The Gibbons Building, 10 Queen Street, Suite 301, Hamilton HM 11 Bermuda, Attn:
Secretary, Telecopy No. (441) 295-9647, Confirm No. (441) 292-8674 (with a copy as provided therefor in Section 13(f)(ii)). We understand that Company is relying on this guarantee in entering into the Agreement.

                                          Tyco International Ltd.


                                          By: /s/ Mark A. Belnick
                                             ------------------------------
                                             Name:  Mark A. Belnick
                                             Title: Executive Vice
                                                    President and
                                                    Chief Corporate Counsel